SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8 - K

                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest event reported): June 8, 2004


                      BRAVO! FOODS INTERNATIONAL CORP.
       (Exact name of registrant as specified in its amended charter)


           Delaware                     0-20549             62-1681831
-------------------------------      ------------      -------------------
(State or other jurisdiction of      (Commission       (I.R.S. Employer
 incorporation or organization)      File Number)      Identification No.)

                        11300 US Highway 1, Suite 202
                     North Palm Beach, Florida 33408 USA
                  (Address of principal executive offices)

                               (561) 625-1411
                        Registrant's telephone number

----------------------------------------------------------------------------
        (Former name or former address if changed since last report)

Item 9. Regulation FD Disclosure

      Contemporaneous with the filing of this Form 8-K, the Company released to its shareholders and others who had expressed an interest in receiving Company updates, and posted in its website at www.bravobrands.com, a June 2004 corporate update letter, which discusses the launch of the Company's new products and describes the strategic marketing position plans of the Company for these products for 2004. The text of the update letter follows:

Bravo! Foods International Corp. Update.

06/07/04

The much anticipated launch of the Ultimate Slammers(R) Milkshake line began in late May.


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June shipments are expected to exceed 1 million units to grocery, c-stores as well as 26 distributors handling our products across the United States. The highest regional concentration is in the Southwest, Midwest, Northwest and Eastern United States.

The initial orders shipped to 7-Eleven began arriving to their stores during the last two weeks of May. As of this writing, Slammers(R) are actually on the shelves in about 2,500 stores across the country. The store count in the northwest is expected to increase significantly after McLane begins shipping this week. We anticipate that we will penetrate over 3,500 of the domestic 7-Eleven stores by June 30th.

Super Target has been featuring Slammers(R) in both their traditional dairy case as well as their most cherished real estate in the chilled cooler at the check out counter. We are pleased to report that same store sales have grown weekly with all 5 flavors performing well, once again demonstrating that Slammers(R) are able to differentiate themselves from the traditional profile of single served flavored milk. While other major brands settle for chocolate representing over 70% of their sales, the Slammers line at Super Target is selling 37% Spider-Man Chocolate Web. The balance of sales in the line is balanced nicely between the Hulk Cookies and Green at 22%, Daredevil Strawberry at 15%, Captain America Blue Vanilla at 15% and Wolverine Caramel at 11%. Experience has taught us that consumers demand the diversity of our line, and Bravo! continues to demonstrate to the trade that we are not just a "me too" line of flavored milk. Slammers(R) adds excitement and variety to the dairy case that the consumer appreciates, ultimately generating those critically important "marginal sales" for the stores.

                             [Pie Chart Graphic]

Slammers(R) are shipping to a variety of stores across the country this month. While most accounts typically take products system wide, there are many chains that use regional buying strategies. Therefore, it is possible that some names mentioned here are carrying Slammers(R) nationally, while others are in one or more regions. Please contact me directly if you have specific questions about a national chain and the availability of Slammers(R) in a particular region at (roy.warren@bravobrands.com). In the Northeast, we are shipping to A&P, Shoprite, White Rose, Duane Reed, Krasdale, Gristede, Foodtown, Kings, Met Foods, Pioneer, Pathmark, Mars, C&S Metro, Beyer Farms, Stephenson Wholesale and Grocers Supply. Moving down the east coast, Slammers(R) are shipping to Bruno's, Bi-Lo, Food Lion and finally Albertson's. We are shipping to 2 major distributors in the Chicago area, with White Hen being the first major chain in Chicago to take our line. Distributors handling the up-and-down-the-street business include Dutch Farms and La Bodega. We are shipping Southern California stores like Ralph's and Von's along with two distributors, Associated Grocers and DPI West. We are shipping to Bashes in Arizona and to HEB and Albertsons in Texas.

We are proud to announce Bravo's largest single order in our company's history with the shipment of over 34,000 cases (414,000 units) of Slammers(R) to Wal-Mart Super Centers nationwide. This is currently a one time trial buy, and we are obviously very hopeful that there is more to come with Wal-Mart. The results to date at Super Target provide further rationale behind our expectations for positive results at Wal-Mart Super Centers.


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The efforts by our international agent continue to bear fruit as we attract interest in many new regions of the world for our products. Negotiations here take time as we usually need to develop relations with both retailers and processors to produce and deliver the products; however we are very encouraged by the number of processors considering our brands at this point and look forward to launching Slammers(R) products this summer in Puerto Rico and Mexico. Early indications in the Middle East are very encouraging with our partner, Sadafco, reordering kits on Friday May 28th.

This is a very exciting and intense time for us at Bravo! as we all feel the momentum provided our company from the launch of the Marvel Ultimate Slammers(R) Milkshakes. We also look forward to the immediate launch of our next line of nutritionally fortified flavored milk products to ship this summer. Slim Slammers(R) is the nation's first no-sugar-added flavored milk featuring nutritional claims that no competitive brand has. Slim Slammers(R) boasts half the carbs, calories and fat of the leading brand of flavored milk, while providing all the great taste and nutrition that consumers have come to expect from the Slammers(R) brand. Look for Slim Slammers(R) in your market in July.

Thank you for your continued interest in Bravo! Foods International Corp. We will update this page regularly and are always happy to hear from you. Feel free to call me, Ben Patipa or Mike Edwards anytime at 877-625-1411 in our offices in North Palm Beach Florida.

Roy G. Warren, CEO.


                                 Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Bravo! Foods International Corp.


Date: June 9, 2004                     By: /s/ Roy G. Warren
                                           --------------------------
                                           Roy G. Warren,
                                           Chief Executive Officer


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